                                                                 EXHIBIT 4.7

____________, 1993                                           $__________

CRAGAR INDUSTRIES, INC.

1993 TWO-YEAR 6% CONVERTIBLE SUBORDINATED SECURED NOTE

         CRAGAR INDUSTRIES, INC., a Delaware corporation, hereinafter called the Company, for value received, hereby promises to pay to the order of _________________ or registered assigns, at the then principal office of the Company in the State of Arizona, the principal sum of _________ Dollars ($____) lawful money of the United States on ____, 1995 and to pay interest on the unpaid balance of such principal sum, at the rate of 6% per annum from _______, 1993, at such office, in like manner, on September 30 of each year, commencing, 1994 until payment of such principal sum has been made.

         This Note is one of a duly authorized issue of One Million Five Hundred Thousand Dollars ($1,500,000) aggregate principal amount of Notes of the Company, hereinafter called the Notes.

         1. SECURITY AND SUBORDINATION. In order to secure the principal of, and interest on this Note, the Company and the undersigned have executed a Security Agreement pursuant to which the Company has granted to all of the holders of the Notes a security interest in and to the equipment, inventory, accounts receivable and all other personal property of the Company, tangible and intangible, wherever located and proceeds thereof (the "Collateral"), subject and subordinate to the existing security interests of Foothill Capital Corporation ("Foothill"), or, with the consent of the holder hereof, which consent shall not unreasonable be withheld, to the security interests of any other institutional creditor of the Company now or hereafter having a security interest in any of the foregoing (hereinafter collectively referred to as the "Senior Creditors").

         2. REDEMPTION. The Note may be redeemed at the option of the Company, the notice referred to below, for the principal amount of the Note, together with interest accrued on the principal amount redeemed to the date fixed for redemption, provided however, that no Note shall be redeemed hereunder in full if less than all of the Notes are to be redeemed for their full principal amounts and further provided that no redemption of any portion of the principal amount of this Note shall be made if, immediately after such redemption and by reason of such redemption, the credit then available to the Company from the Senior Creditors would be less than $500,000.

         3. NOTICE OF REDEMPTION, ETC. Notice of redemption shall be mailed to the holders of the Note not less than 14 days prior to the date fixed for redemption, to their last addresses as they shall appear upon the records of the Company.

         4. CONVERSION. Each holder of the Notes shall have the right, at its option, to convert the Note into shares of Common Stock of the Company on the following terms and conditions:

                  a. Each Note shall be convertible at any time (or, if the Note is called for redemption, at any time up to and including, but not after, the close of business on the fifth full business day prior to the date fixed for such redemption, unless default shall be made by the Company in providing moneys for the payment of the redemption price), into fully paid and non- assessable shares (calculated to the nearest 1/100th of a share, fractions of less than 1/100th of a share being disregarded) of Common Stock of the Company as constituted at the time of such conversion, at the conversion price in effect at the time of conversion determined as hereinafter provided.

                           Every reference in this paragraph 4 to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company of no par value as such stock exists immediately after the issuance of the Notes provided for hereunder, or to stock into which said Common Stock may be changed from time to time thereafter. The conversion of this Note for shares of the Common Stock shall be for that number of shares of Common Stock equal to one percent (1%) of the total issued and outstanding shares of Common Stock after conversion of all the Notes, for each $100,000 of principal amount of this Note.

                  b. If at any time, or from time to time, the Company shall (i) declare and pay, on or in respect of, shares of Common Stock any dividend payable in shares of Common Stock or (ii) subdivide the outstanding shares of Common Stock into a greater number of shares, of the conversion price in effect at the time of the taking of a record for such dividend or the taking of such other action shall be proportionately decreased as of such time, and conversely (iii) if at any time, or from time to time, the Company shall contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, the conversion price in effect at the time of the taking of any such action shall be proportionately increased as of such time.

                  c. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or contraction of such shares), each of the Notes shall thereafter be convertible into the number of shares of stock or other securities or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock deliverable upon conversion of such Note would have been entitled upon such consolidation or merger or reclassification, had the holder of such Note exercised his right of conversion and had such shares been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such consolidation, merger or reclassification; and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification.

                  d. Anything in this paragraph 4 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, determined as above provided, shall have resulted in a change of the conversion price by at least $.10, but when the cumulative net effect of more than one adjustment so determined shall be to change the conversion price by at least $.10 such change in the conversion price shall thereupon be given effect.

                  e. The Company shall not be required to issue any fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the conversion price then in effect multiplied by such fraction.

                  f. On presentation and surrender to the Company at any office or agency maintained for the transfer of the Notes so to be converted, duly endorsed for transfer, the holder of such Notes shall be entitled, subject to the limitations herein shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and non-assessable shares, and cash for fractional shares of Common Stock, on the basis aforesaid. The Note shall be deemed to have been converted and the person converting the same to have become the holder of record of Common Stock, for the purpose of receiving dividends and for all other purposes whatever as of the date when the Notes are surrendered to the Company as aforesaid. The Company shall not be required to make any such conversion, and no surrender of any Note shall be effective for such purpose, while the books for the transfer of the Common Stock are closed for any purpose, but the surrender of any such Note for conversion during any period while such books are closed shall become effective for all purposes of conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Notes were surrendered.

                  g. The Company shall, so long as any of the principal amount of the Notes is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Notes then outstanding. The Company shall from time to time increase its authorized Common Stock and take such other action as may be necessary to permit the issuance from time to time of the shares of Common Stock, as fully paid and nonassessable shares, upon the conversion of the Notes as herein provided.

                  h. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Note as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Notes surrendered for conversion may stand, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid. Upon any conversion of the Note as herein provided, no adjustment or allowance shall be made for interest on the Notes so converted, and all rights to interest if any, shall cease and be deemed satisfied, but nothing in this sentence shall be deemed to relieve the Company from its obligation to pay any interest up to the date of such conversion which shall be payable, prorated on a daily basis, on the date after such conversion when interest on the Note would be payable in accordance with the terms hereof.

         5. TRANSFER. This Note may be transferred only at the principal office of the Company upon surrender of this Note for cancellation, and upon the payment of any stamp tax or other governmental charge connected therewith, and upon any such transfer a new Note or Notes will be issued to the transferee in exchange therefor. The Company may consider and treat the registered owner of this Note as the absolute owner thereof, whether or not this Note shall be overdue, for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

         6. DEFAULT. Upon the occurrence of any of the following events of default:

                  a. Failure to pay any installment of principal of or any interest on this Note within 30 days after the same becomes due; or

                  b. The Company shall commence any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of the Company or for all or a substantial part of the property of the Company; or the Company shall make an assignment for the benefit of creditors; or the Company shall admit in writing its inability to pay its debts as they mature; or

                  c. There shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and any such proceeding shall remain undismissed for a period of 60 days or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or a receiver or trustee shall be appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of 60 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company and the same shall not be dismissed or bonded within 60 days after levy;

then, and in any such event, the holder of this Note may be written notice to the Company declare the entire unpaid principal amount of all the Notes together with accrued interest thereon due and payable, and the same shall, unless such default shall be cured within ten days after such notice, forthwith become due and payable upon the expiration of such ten-day period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

         7. DIVIDENDS. Until the preincipal sum, together with all accured interest, of this Note has been paid in full, or until this Note has been converted into shares of the Common Stock of the Company pursuant to the terms contained in this Note, the Company will not make any distribution or declare or pay any dividends (in cash or in stock) on any of the Company's capital stock, of any class, whether now or hereafter outstanding.

         8. GOVERNING LAW; BINDING EFFECT. This Note, its construction, interpretation and enforcement, shall be determined under, governed by and construed in accordance with the laws of the State of Arizona, and shall be binding upon and inure to the benefit of, the successors, assigns and personal representatives, as the case may be, of the Company and the holder.

         IN WITNESS WHEREOF, Cragar Industries, Inc. has caused this Note to be signed and its corporate seal to be affixed by its duly authorized officers.

                                                 CRAGAR INDUSTRIES, INC.




                                                 By:
                                                    ----------------------------


                                                 Its President